UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): April 6, 2010
Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On April 6, 2010, Valeant Pharmaceuticals International (“Valeant” or the “Company”) disclosed that preliminary financial data for the first quarter of 2010 has continued on the positive trend of prior quarters in line with management’s expectations. Management currently expects to report revenues greater than $220 million for the first quarter of 2010 (over 25% revenue growth over the first quarter of 2009), including double digit organic product sales growth. The preliminary financial results are subject to the completion of the Company’s financial closing procedures which have not been completed. Accordingly, these results may change and those changes may be material. The preliminary financial data has been prepared by, and is the responsibility of, Valeant’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Also on April 6, 2010, Valeant disclosed the following non-generally accepted accounting principles (“GAAP”) financial information and metrics as of and for the three years in the period ended December 31, 2009.
To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures such as EBITDA and Adjusted EBITDA. EBITDA consists of income (loss) from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus the sum of special charges and credits including acquired in-process research and development, and restructuring, asset impairments, dispositions and acquisition-related costs. Management uses these non-GAAP financial measures to measure and evaluate the operating performance of the Company’s core business operations because the Company’s resource allocation, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions which can cause considerable variation in tax expense. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to similar measures reported by other companies and should be considered as a supplement to, not a substitute for or superior to, the corresponding measures calculated in accordance with GAAP.
Below is a reconciliation of income (loss) from operations, the most directly comparable GAAP measure to EBITDA, and EBITDA to adjusted EBITDA, as of and for the three years in the period ended December 31, 2009.

	Year Ended December 31,
	2007	2008	2009
	(Dollar amounts in thousands)
Income (loss) from operations	$57,825	$(133,493)	$232,833
Depreciation and amortization	71,634	68,441	86,906

EBITDA	$129,459	$(65,052)	$319,739

Adjustments:
Special charges and credits including acquired in-process research and development (a)	—	186,300	6,351
Restructuring, asset impairments, dispositions and acquisition-related costs	27,675	21,295	10,068

Adjusted EBITDA	$157,134	$142,543	$336,158

(a)	In connection with our acquisitions prior to 2009, portions of the purchase price are allocated to acquired in-process research and development (“IPR&D”) on projects that, as of the acquisition date, had not yet reached technological feasibility and had no alternative future use. In 2008, we recorded $185.8 million and $0.5 million of IPR&D expense related to the acquisitions of Dow and Coria, respectively.
The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Item 8.01 Other Events.
Planned Offer of Senior Unsecured Notes
On April 6, 2010, Valeant announced that it plans to offer, subject to market and other conditions, $350 million principal amount of senior unsecured notes. The offering is expected to commence on or about April 6, 2010. The Company intends to use the net proceeds from this offering to repurchase 3.0% Convertible Subordinated Notes due 2010 of the Company and other securities of the Company, to finance the acquisition of a private branded generics and over-the-counter company located in Brazil for which the Company has signed a binding agreement and for other general corporate purposes.
The notes will not initially be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States in compliance with Regulation S under the Securities Act.
The press release dated April 6, 2010 announcing the planned offering of senior notes is attached as Exhibit 99.1 hereto.
This Current Report on Form 8-K, including the press release filed under Exhibit 99.1, does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or sale would be unlawful.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release dated April 6, 2010 announcing plans to offer $350 million principal amount of senior unsecured notes

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: April 6, 2010	By:	/s/ Steve T. Min
Steve T. Min
Executive Vice President and General Counsel

INDEX TO EXHIBITS

99.1	Press release dated April 6, 2010 announcing plans to offer $350 million principal amount of senior unsecured notes